Exhibit 99.1

CoreWeave Announces Closing of $1,750 million of Senior Notes Offering

LIVINGSTON, N.J., July 28, 2025 — CoreWeave, Inc. (Nasdaq: CRWV) (“CoreWeave”) announced that it has closed its previously announced private offering of $1,750 million aggregate principal amount of 9.000% senior notes due 2031 (the “Notes”) on July 25, 2025. The Notes have a maturity date of February 1, 2031. The Notes are guaranteed on a senior unsecured basis by certain wholly-owned subsidiaries of CoreWeave.

CoreWeave intends to use the proceeds from the offering of the Notes for general corporate purposes, including, without limitation, repayment of outstanding indebtedness, and to pay fees, costs and expenses in connection with the offering of the Notes.

The Notes and related guarantees were offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CoreWeave

CoreWeave, the AI Hyperscaler™, delivers a cloud platform of cutting-edge software powering the next wave of AI. Coreweave’s technology provides enterprises and leading AI labs with cloud solutions for accelerated computing. Since 2017, CoreWeave has operated a growing footprint of data centers across the US and Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the expected use of proceeds from the Notes offering, which statements are based on current expectations, forecasts, and assumptions and involve risks and uncertainties that could cause actual results to differ materially from expectations discussed in such statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to, general market, political, economic and business conditions. These factors, as well as others, are discussed in CoreWeave’s filings with the Securities and Exchange Commission, including the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in CoreWeave’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025. All forward-looking statements contained herein are based on information available as of the date hereof and CoreWeave does not assume any obligation to update these statements as a result of new information or future events.

Media Contact

press@coreweave.com

Investor Relations Contact

investor-relations@coreweave.com